Exhibit 23(a)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



                  We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (which also constitutes Post-Effective Amendment to Registration Statement No. 333-33298) of:
         (1) our report dated May 3, 2002 relating to the financial statements which appears in Legg Mason, Inc.'s Annual Report on Form 10-K for the year ended March 31, 2002; and (2) our report dated May 3, 2002 relating to the financial statement schedule which appears in such Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.




         /s/ PRICEWATERHOUSECOOPERS LLP

         Baltimore, Maryland
         January 10, 2003